                               GENERAL MAGIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                  EXHIBIT 11.1

                        COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            Six-Month Periods Ended        Six-Month Periods Ended
                                                   June 30                         June 30
                                             1996            1995            1996            1995
                                           --------        --------        --------        --------
Weighted average common shares
outstanding for the period

         Common stock                        26,001          25,034          25,953          20,796
         Preferred stock                         --              --              --           2,613
                                           --------        --------        --------        --------
Shares used in per share calculation         26,001          25,034          25,953          23,409
                                           ========        ========        ========        ========
Net loss                                   $(11,647)       $ (6,460)       $(18,678)       $(10,107)
                                           ========        ========        ========        ========
Net loss per share                         $  (0.45)       $  (0.26)       $  (0.72)       $  (0.43)
                                           ========        ========        ========        ========



                                                                              22